AMENDMENT NO. 1 TO
                            SHARE EXCHANGE AGREEMENT

         Amendment No. 1, dated as of December 21, 1998 (the "Amendment"), to the Share Exchange Agreement, dated as of June 16, 1998 (the "Share Exchange Agreement"), among NTL Incorporated ("NTL") and the shareholders of Diamond Cable Communications plc ("Diamond").

                              W I T N E S S E T H:

         WHEREAS, on June 16, 1998, the parties hereto entered into the Share Exchange Agreement; and

         WHEREAS, the parties hereto now desire to amend certain provisions of the Share Exchange Agreement.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 1.2 of the Share Exchange Agreement is hereby amended in its entirety to read as follows:

              Section 1.2 Consideration for Shares. Upon the terms and subject to the conditions contained herein, as consideration for the acquisition of the Shares, on the Closing Date, NTL shall transfer to each Transferor consideration consisting of one share of common stock, par value $.01 per share, of NTL (the "NTL Common Stock") for (i) each deferred share in Diamond and (ii) each four ordinary shares in Diamond; provided, however, that such consideration shall be adjusted as follows: (A) if the Closing Date shall have occurred within four months of the date hereof, and the NTL Average Stock Price is $52.00 (the "Maximum Average Stock Price") or more, then the consideration for each four ordinary shares shall be the number of shares of NTL Common Stock equal in value (at the NTL Average Stock Price) to the Maximum Average Stock Price; (B) if the Closing Date shall have occurred after the four month anniversary date of the date hereof and prior to February 1, 1999, then the Maximum Average Stock Price shall increase by $.50 on the four month anniversary date of the date hereof and on each subsequent monthly anniversary date thereof until the Closing Date; and
(C) if the Closing Date shall have occurred on February 1, 1999 or thereafter, the Maximum Average Stock Price shall be $65.00.

         2. Section 5.3(b) of the Share Exchange Agreement is hereby amended in its entirety to read as follows:


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          (b) With respect to the NTL Options issued as contemplated in paragraph (a), 100% of each holder's NTL Options shall be exercisable from the Closing Date. Further, such NTL Options shall also be exercisable in full in the event that the holder of a Stock Option ceases to be an employee or director of any company in the NTL or Diamond group, except if such employee is dismissed as a result of his or her gross misconduct in circumstances entitling the NTL or Diamond group summarily to dismiss the employee without prior notice under such employee's or director's service agreement and applicable law.

         3. Section 5.8 of the Share Exchange Agreement is hereby amended in its entirety to read as follows:

              Section 5.8 Covenant of NTL. As promptly as practicable after the date of the Amendment, NTL shall take all necessary actions to convene a special meeting of its shareholders to authorize the transaction contemplated hereby.

         4. Section 6.1(c) of the Share Exchange Agreement is hereby amended in its entirety to read as follows:

          (c) NTL Shareholders' Approval. A resolution shall have been passed at a special meeting of shareholders of NTL, convened after proper notice to, and/or waiver of such notice by, the shareholders, with a quorum of the shareholders present or represented, to approve the transactions contemplated hereby.

         5. Section 7.1(b)(i) of the Share Exchange Agreement is hereby amended in its entirety as follows:

          (i) if the Closing shall not have been consummated by April 30, 1999 (the "End Date"), except if such failure is due to a material breach of this Agreement by the party seeking to terminate;

         6. Unless otherwise specifically defined herein, each term used herein which is defined in the Share Exchange Agreement shall have the meaning assigned to such term in the Share Exchange Agreement. Each reference to "hereof", "hereunder", "herein" and "hereby" and each other similar reference and each reference to "this Agreement" and each similar reference contained in the Share Exchange Agreement shall from and after the date hereof refer to the Share Exchange Agreement as amended hereby.

         7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

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         8. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9. Except as amended hereby, all of the terms of the Share Exchange Agreement shall remain and continue in full force and effect and are hereby confirmed in all respects.




















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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                      NTL INCORPORATED

                      By: /s/ Richard J. Lubasch
                         -------------------------------------------------
                      Name:  Richard J. Lubasch
                      Title: Senior Vice President

                      MAJORITY TRANSFERORS:

                      EUROPEAN CABLE CAPITAL
                             PARTNERS, L.P.

                      By: /s/ Terence O'Toole
                         -------------------------------------------------
                      Name:  Terence O'Toole
                      Title: Attorney-in-fact

                      GS CAPITAL PARTNERS, L.P.

                      By: /s/ Terence O'Toole
                         -------------------------------------------------
                      Name:  Terence O'Toole
                      Title: Attorney-in-fact

                      STONE STREET FUND 1996, L.P.

                      By: /s/ Sanjeer Mehra
                         -------------------------------------------------
                      Name:  Sanjeer Mehra
                      Title: Attorney-in-fact

                      BOOTH ENGLISH CABLE, INC.

                      By: /s/ Ralph H. Booth, II
                         -------------------------------------------------
                      Name:  Ralph H. Booth, II
                      Title: President

                      BRIDGE STREET FUND 1996, L.P.

                      By: /s/ Sanjeer Mehra
                         -------------------------------------------------
                      Name:  Sanjeer Mehra
                      Title: Attorney-in-fact



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